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                [LETTERHEAD OF HELLER EHRMAN WHITE & McAULIFFE]


                                                                     EXHIBIT 5.1


                                 April 30, 1997


MIDCOM Communication Inc.
1111 Third Avenue
Seattle, Washington  98101

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         This opinion is furnished to MIDCOM Communications Inc., a Washington corporation (the "Company"), in connection with the filing of Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed public resale by certain security holders (the "Selling Security Holders") of $97,743,000 aggregate principal amount of the Company's 8 1/4% Convertible Subordinated Notes due 2003 (the "Notes") and an indeterminate number of shares (the "Conversion Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"), as may be issued upon conversion of the Notes. The Notes and the Conversion Shares are sometimes collectively referred to herein as the "Securities." Unless otherwise defined herein, capitalized terms used herein are defined in the Purchase Agreement, dated as of August 15, 1996 (the "Purchase Agreement"), among the Company, PaineWebber Incorporated, and Wheat, First Securities, Inc.

         We have based our opinion and have relied upon our review of the following records, documents, instruments and certificates:

         (a) the Amended and Restated Articles of Incorporation of the Company certified by the Secretary of State of Washington as of April 9, 1997, and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;
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         (b)      the Bylaws of the Company certified to us by an officer of the
                  Company as being complete and in full force and effect as of the date of this opinion;

         (c)      the Purchase Agreement;

         (d) the Indenture, dated as of August 22, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company (the "Trustee") relating to the Notes;

         (e) records certified to us by an officer of the Company as constituting all records of proceedings and actions of the board of directors and the shareholders of the Company and any committees of the board of directors relating to the authorization of the execution and delivery of the Purchase Agreement and the Indenture and the transactions contemplated thereby;

         (f) letter issued by the Company's transfer agent relating to the outstanding capital stock of the Company as of April 17, 1997;

         (g)      specimen certificates evidencing the Securities; and

         (h) a certificate of an officer of the Company regarding receipt of full payment for all outstanding Notes.

         In connection with the opinions expressed herein, we have, with your consent, assumed the genuineness of all signatures, the legal capacity of all natural persons, the completeness and the authenticity of all records, documents, instruments and certificates submitted to us as originals, and the exact conformity with the executed originals of all documents, records, instruments and certificates submitted to us as copies.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and subject to the assumptions and qualifications expressed herein, it is our opinion that:

1.       The Notes are valid and binding obligations of the Company, subject to
         (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer and other laws of general applicability relating to or affecting creditors' rights, and (b) general principals of equity, whether enforcement is considered in a proceeding in equity or at law.
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2.       The Conversion Shares, when issued upon conversion of the Notes pursuant to, and in accordance with, the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

         This opinion is limited to the federal laws of the United States of America and the laws of the State of Washington, and we disclaim any opinion as to the laws of any other jurisdiction or as to the enforceability or validity of a document or agreement if a court would apply laws other than the laws of the State of Washington to govern and construe such document or agreement. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental body or as to any related judicial or administrative opinion.

         Without limiting the effect of the assumptions and qualifications stated above, we advise you that our opinion set forth above is further limited as follows:

                  (a) We have assumed for purposes of the opinion expressed in Paragraph 1 that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against it in accordance with its terms; and (ii) that the Notes, when issued, were duly authenticated by the Trustee and delivered to the initial holders thereof.

                  (b) We note that the Purchase Agreement, the Indenture and the Notes provide that they will be governed by the laws of the State of New York. As you know, we are authorized to practice law in the State of Washington and are not authorized to practice law in, and will not express any opinion with respect to the laws of, the State of New York. Therefore, with respect to the opinion expressed in Paragraph 1, we have, with your permission, assumed that Washington law (including judicial interpretations and decisions relating thereto, but without reference to conflict of laws statutes or principles thereof) in all relevant respects governs the formation, interpretation and enforcement of such agreements and the Notes. We express no opinion as to whether the laws of the State of Washington, or the laws of any other jurisdiction, would be held to govern the formation, interpretation and enforcement of the Purchase Agreement, the Indenture or the Notes.

                  (c) As noted, the opinion expressed in Paragraph 1 is subject to the effect of general principles of equity. These principles include, without limitation, concepts of commercial reasonableness, materiality and good faith and fair dealing. These principles generally require parties in agreements to act reasonably, in good faith and in a manner that is not arbitrary or capricious in the administration and
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         enforcement of such agreements and preclude parties in such agreements from invoking penalties for defaults that bear no reasonable relation to the damage suffered or that would otherwise work a forfeiture.

                  (d) The opinion expressed in Paragraph 1 is subject to the effects of (i) Revised Code of Washington ("RCW") Section 62A.1-102, which provides that obligations of good faith, diligence, reasonableness and care prescribed by the Commercial Code (RCW Title
         62A) may not be disclaimed by agreement, although the parties may by agreement determine the standards by which the performance of such obligations is to be measured if those standards are not manifestly unreasonable, (ii) RCW 62A.1-203, which imposes an obligation of good faith in the performance or enforcement of a contract and (iii) legal principles under which a court may refuse to enforce, or may limit the enforcement of, a contract or any clause of a contract that a court finds as a matter of law to have been unconscionable at the time it was made.

                  (e) With respect to the opinion expressed in Paragraph 1, we advise you that the effectiveness of indemnities, rights of contribution, exculpatory provisions and waivers of the benefits of statutory provisions may be limited on public policy grounds.

                  (f) Pursuant to Section 4.84.330 of the RCW, any provision in an agreement requiring a party to pay another party's attorneys' fees and costs in actions to enforce the provisions of such agreement will be construed to entitle the prevailing party in any action, whether or not that party is the specified party, to be awarded its reasonable attorneys' fees, costs and necessary disbursements.

                  (g)      We express no opinion as to:

                                    (i) the validity, binding effect or
                           enforceability of any provisions of any agreement insofar as it purports to provide that any party (1) may have rights to the payment of any sum as liquidated damages or (2) waives any right or defense;

                                    (ii) provisions purporting to apply the laws
                           of a particular jurisdiction, provisions purporting to waive or establish jurisdiction, venue, service of process, the right to a jury trial or statutes of limitations; or
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                                    (iii) any tax, antitrust, land use, safety,
                           environmental, hazardous materials, communications or patent laws, rules or regulations, or securities laws, rules or regulations.

                  (h) We have assumed for purposes of the opinion expressed in Paragraph 2 above that there shall not have occurred after the date of this opinion letter and prior to the conversion of any Notes an event that causes the aggregate number of Conversion Shares to exceed the number of shares of Common Stock then authorized but not issued or reserved for issuance (other than in connection with the issuance of the Notes).

         We expressly disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

         We hereby authorize and consent to the use of this opinion as Exhibit
5.1 to the Registration Statement.

                                       Very truly yours,

                                       HELLER EHRMAN WHITE & McAULIFFE

                                       /s/ HELLER EHRMAN WHITE & McAULIFFE